Exhibit 99.1

Delek Logistics Partners, LP Reports First Quarter 2019 Results

•	Declared first quarter distribution of $0.82 per limited partner unit; increased by 9.3% percent year-over-year

•	Reported first quarter net income attributable to all partners of $19.7 million; EBITDA increased 13.5% year-over-year

•	First quarter net cash from operations was $26.2 million

•	Distributable cash flow coverage ratio of 1.06x for the first quarter 2019

•	Balance sheet positioned to support future growth

BRENTWOOD, Tenn., May 6, 2019 -- Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics") today announced its financial results for the first quarter 2019. For the three months ended March 31, 2019, Delek Logistics reported net income attributable to all partners of $19.7 million, or $0.51 per diluted common limited partner unit. This compares to net income attributable to all partners of $20.0 million, or $0.59 per diluted common limited partner unit, in the first quarter 2018. Net cash from operating activities was $26.2 million in the first quarter 2019 compared to $23.7 million in the prior year period. Distributable cash flow was $29.0 million in the first quarter 2019, compared to $28.0 million in the prior-year period. Reconciliation of cash from operating activities as reported under U.S. GAAP to distributable cash flow is included in the financial tables attached to this release.
For the first quarter 2019, earnings before interest, taxes, depreciation and amortization ("EBITDA") was $39.4 million compared to $34.7 million in the prior-year period. This increase was primarily due to the contribution from the Big Spring logistics assets acquired from Delek US Holdings, Inc. (“Delek US”) effective March 1, 2018 (the "Big Spring acquisition"). On a year over year basis, lower throughputs primarily at assets supporting Delek US' El Dorado, Arkansas refinery reduced gross margin by approximately $1.2 million. Reconciliation of net income attributable to all partners as reported under U.S. GAAP to EBITDA is included in the financial tables attached to this release.
Uzi Yemin, Chairman and Chief Executive Officer of Delek Logistics' general partner, remarked: "Our EBITDA increased by 13.5 percent on a year over year basis and we ended the quarter with $389 million of availability on our credit facility. This financial flexibility should support our growth efforts as we evaluate the potential drop down of the Krotz Springs logistics assets and explore third party opportunities. Also, Delek US is pursuing midstream initiatives which should increase potential drop down inventory that can provide future growth. The increase in crude oil prices has continued to support demand in our west Texas operations and the wider Brent-WTI differential is supporting volumes on our Paline Pipeline. In addition, the incentive tariff of $0.75 per barrel on Paline expired at the end of February and the FERC tariff of $1.57 per barrel is in place, which should add approximately $0.9 million per month of EBITDA. We were pleased to announce the 9.3% year-over-year increase in our first quarter distribution, and we remain committed to grow our distribution per limited partner unit by at least 10% annually through 2019."
Distribution and Liquidity
On April 26, 2019, Delek Logistics declared a quarterly cash distribution of $0.82 per common limited partner unit for the first quarter, which equates to $3.28 per common limited partner unit on an annualized basis. This distribution is to be paid on May 14, 2019 to unitholders of record on May 7, 2019. This represents a 1.2 percent increase from the fourth quarter 2018 distribution of $0.81 per common limited partner unit, or $3.24 per common limited partner unit on an annualized basis, and a 9.3 percent increase over Delek Logistics’ first quarter 2018 distribution of $0.75 per common limited partner unit, or $3.00 per common limited partner unit annualized. For the first quarter 2019, the total cash distribution declared to all partners, including incentive distribution rights (IDRs), was approximately $27.4 million. Based on the distribution for the first quarter 2019, the distributable cash flow coverage ratio for the first quarter was 1.06x.
As of March 31, 2019, Delek Logistics had total debt of approximately $705.2 million and cash of $5.4 million. Additional borrowing capacity, subject to certain covenants, under the $850.0 million credit facility was $388.8 million. The total leverage ratio, calculated in accordance with the credit facility, for the first quarter 2019 was approximately 4.2x, which is within the current requirements of the maximum allowable leverage ratio of 5.25x.

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Financial Results
Revenue for the first quarter 2019 was $152.5 million compared to $167.9 million in the prior-year period. The decrease in revenue is primarily due to lower prices in the west Texas wholesale business, partially offset by the Big Spring acquisition that was effective March 1, 2018. Total operating expenses were $16.1 million in the first quarter 2019, compared to $12.6 million in the first quarter 2018. This increase was primarily due to the contribution from the acquired Big Spring assets and outside services. Total segment contribution margin was $40.2 million in the first quarter 2019 compared to $36.3 million in the first quarter 2018. General and administrative expenses were $4.5 million for the first quarter 2019, compared to $3.0 million in the prior-year period. This increase was partially due to employee expenses.
Pipelines and Transportation Segment
Contribution margin in the first quarter 2019 was $24.2 million compared to $19.7 million in the first quarter 2018. This increase was primarily due to the contribution from the Big Spring acquisition, partially offset by lower performance from the Lion Oil Pipeline system due to lower throughput at Delek US' El Dorado, Arkansas refinery. Operating expenses were $10.8 million in the first quarter 2019 compared to $9.6 million in the prior-year period, primarily due to the Big Spring acquisition.
Wholesale Marketing and Terminalling Segment
During the first quarter 2019, contribution margin was $15.9 million, compared to $16.7 million in the first quarter 2018. This decrease was primarily due to a lower gross margin in west Texas, which was partially offset by the contribution from the Big Spring acquisition. Operating expenses increased to $5.2 million in the first quarter 2019, compared to $3.0 million in the prior-year period primarily due to the Big Spring acquisition.
In the west Texas wholesale business, average throughput in the first quarter 2019 was 13,314 barrels per day compared to 15,942 barrels per day in the first quarter 2018. The west Texas gross margin per barrel decreased year-over-year to $3.56 per barrel and included approximately $0.3 million, or $0.27 per barrel, from renewable identification numbers (RINs) generated in the quarter. During the first quarter 2018, the west Texas gross margin per barrel was $5.16 per barrel and included $1.2 million from RINs, or $0.81 per barrel.
Average terminalling throughput volume of 152,469 barrels per day during the first quarter 2019 increased on a year-over-year basis from 143,476 barrels per day in the first quarter 2018 primarily due to the Big Spring acquisition. During the first quarter 2019, average volume under the East Texas marketing agreement with Delek US was 68,577 barrels per day compared to 73,244 barrels per day during the first quarter 2018.
First Quarter 2019 Results | Conference Call Information
Delek Logistics will hold a conference call to discuss its first quarter 2019 results on Monday, May 6, 2019 at 7:30 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekLogistics.com. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. For those who cannot listen to the live broadcast, a telephonic replay will be available through August 6, 2019 by dialing (855) 859-2056, passcode 3455428. An archived version of the replay will also be available at www.DelekLogistics.com for 90 days.
Investors may also wish to listen to Delek US’ (NYSE: DK) first quarter 2019 earnings conference call on Monday, May 6, 2019 at 8:30 a.m. Central Time and review Delek US’ earnings press release. Market trends and information disclosed by Delek US may be relevant to Delek Logistics, as it is a consolidated subsidiary of Delek US. Investors can find information related to Delek US and the timing of its earnings release online by going to www.DelekUS.com.
About Delek Logistics Partners, LP
Delek Logistics Partners, LP, headquartered in Brentwood, Tennessee, was formed by Delek US Holdings, Inc. (NYSE: DK) to own, operate, acquire and construct crude oil and refined products logistics and marketing assets.
Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions, as well as statements in the future tense, and can be impacted by numerous factors, including the fact that a substantial majority of Delek Logistics' contribution margin is derived from Delek US, thereby subjecting us to Delek US' business risks; risks relating to the securities markets generally; risks and costs relating to the age and operational hazards of our assets including, without limitation, costs, penalties, regulatory or legal actions and other effects related to releases, spills and other hazards inherent in transporting and storing crude oil and intermediate and finished petroleum products; the impact of adverse market conditions affecting the utilization of Delek Logistics' assets and business performance, including margins generated by its wholesale fuel business; an inability of Delek US to grow as expected as it relates to our potential future growth opportunities, including dropdowns, and other potential benefits; the results of our investments in joint ventures; adverse changes in laws including with respect to tax and regulatory matters; and other risks as disclosed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports and filings with

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the United States Securities and Exchange Commission. Forward looking statements include, but are not limited to, statements regarding future growth at Delek Logistics; distributions and the amounts and timing thereof; potential dropdown inventory, including the Krotz Springs logistics assets; ability to create long-term value for our unit holders; financial flexibility and borrowing capacity; and distribution growth of 10% or at all. Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Delek Logistics undertakes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur, or which Delek Logistics becomes aware of, after the date hereof, except as required by applicable law or regulation
Non-GAAP Disclosures:
Our management uses certain "non-GAAP" operational measures to evaluate our operating segment performance and non-GAAP financial measures to evaluate past performance and prospects for the future to supplement our GAAP financial information presented in accordance with U.S. GAAP. These financial and operational non-GAAP measures are important factors in assessing our operating results and profitability and include:

•
Earnings before interest, taxes, depreciation and amortization ("EBITDA") - calculated as net income before net interest expense, income tax expense, depreciation and amortization expense, including amortization of customer contract intangible assets, which is included as a component of net revenues in our accompanying condensed consolidated statements of income.

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Distributable cash flow - calculated as net cash flow from operating activities plus or minus changes in assets and liabilities, less maintenance capital expenditures net of reimbursements and other adjustments not expected to settle in cash. Delek Logistics believes this is an appropriate reflection of a liquidity measure by which users of its financial statements can assess its ability to generate cash.

EBITDA and distributable cash flow are non-U.S. GAAP supplemental financial measures that management and external users of our condensed consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•
Delek Logistics' operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	Delek Logistics' ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
Delek Logistics believes that the presentation of EBITDA, distributable cash flow and distributable cash flow coverage ratio provide useful information to investors in assessing its financial condition, its results of operations and the cash flow its business is generating. EBITDA, distributable cash flow and distributable cash flow coverage ratio should not be considered in isolation or as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP.
Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net income and net cash provided by operating activities. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. Additionally, because EBITDA and distributable cash flow may be defined differently by other partnerships in its industry, Delek Logistics' definitions of EBITDA and distributable cash flow may not be comparable to similarly titled measures of other partnerships, thereby diminishing their utility. See the accompanying tables in this earnings release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

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Delek Logistics Partners, LP
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except unit and per unit data)
	March 31,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$5,356	$4,522
Accounts receivable	21,538	21,586
Inventory	6,669	5,491
Other current assets	629	969
Total current assets	34,192	32,568
Property, plant and equipment:
Property, plant and equipment	453,591	452,746
Less: accumulated depreciation	(146,712)	(140,184)
Property, plant and equipment, net	306,879	312,562
Equity method investments	107,830	104,770
Operating lease right-of-use assets	19,186	—
Goodwill	12,203	12,203
Marketing Contract Intangible, net	136,407	138,210
Other non-current assets	23,511	24,280
Total assets	$640,208	$624,593

LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$5,511	$14,226
Accounts payable to related parties	10,522	7,833
Excise and other taxes payable	4,496	4,069
Pipeline release liabilities	3,293	4,419
Current portion of operating lease liabilities	4,258	—
Accrued expenses and other current liabilities	10,940	5,958
Total current liabilities	39,020	36,505
Non-current liabilities:
Long-term debt	705,175	700,430
Asset retirement obligations	5,290	5,191
Operating lease liabilities, net of current portion	14,928	—
Other non-current liabilities	17,700	17,290
Total non-current liabilities	743,093	722,911
Deficit:
Common unitholders - public; 9,113,359 units issued and outstanding at March 31, 2019 (9,109,807 at December 31, 2018)	168,389	171,023
Common unitholders - Delek Holdings; 15,294,046 units issued and outstanding at March 31, 2019 (15,294,046 at December 31, 2018)	(303,902)	(299,360)
General partner - 498,110 units issued and outstanding at March 31, 2019 (498,038 at December 31, 2018)	(6,392)	(6,486)
Total deficit	(141,905)	(134,823)
Total liabilities and deficit	$640,208	$624,593

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Delek Logistics Partners, LP
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except unit and per unit data)
	Three Months Ended March 31,
	2019	2018 (1)
Net revenues:
Affiliate	$62,965	$61,644
Third-party	89,518	106,277
Net revenues	152,483	167,921
Operating costs and expenses:
Cost of materials and other	96,265	119,032
Operating expenses (excluding depreciation and amortization presented below)	15,307	11,898
Depreciation and amortization	6,124	5,464
Total cost of sales	117,696	136,394
Operating expenses related to wholesale business (excluding depreciation and amortization presented below)	751	679
General and administrative expenses	4,473	2,975
Depreciation and amortization	450	536
Loss on asset disposals	2	60
Total operating costs and expenses	123,372	140,644
Operating income	29,111	27,277
Interest expense, net	11,301	8,062
(Income) loss from equity method investments	(1,951)	(858)
Income before income tax expense	19,761	20,073
Income tax expense	65	78
Net income attributable to partners	$19,696	$19,995
Comprehensive income attributable to partners	$19,696	$19,995

Less: General partner's interest in net income, including incentive distribution rights	7,270	5,630
Limited partners' interest in net income	$12,426	$14,365

Net income per limited partner unit:
Common units - (basic)	$0.51	$0.59
Common units - (diluted)	$0.51	$0.59

Weighted average limited partner units outstanding:
Common units - basic	24,407,168	24,382,633
Common units - diluted	24,416,058	24,393,746

Cash distribution per limited partner unit	$0.820	$0.750

(1)
Certain changes to presentation of the prior period statements of income have been made in order to conform to the current period presentation, primarily relating to the addition of a subtotal entitled 'cost of sales' which includes all costs directly attributable to the generation of the related revenue, as defined by GAAP, and the retitling of what was previously referred to as 'cost of goods sold' to 'cost of materials and other'. Operating expenses and depreciation and amortization related to the wholesale business and the retail business are excluded from cost of sales because they primarily relate to costs associated with selling the products.

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Delek Logistics Partners, LP
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)
	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities
Net income	$19,696	$19,995
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,574	6,000
Non-cash lease expense	1,016	—
Amortization of customer contract intangible assets	1,803	601
Amortization of deferred revenue	(402)	(350)
Amortization of deferred financing costs and debt discount	905	656
Accretion of asset retirement obligations	99	78
Income from equity method investments	(1,951)	(858)
Dividends from equity method investments	1,488	1,033
Loss on asset disposals	2	60
Unit-based compensation expense	144	147
Changes in assets and liabilities:
Accounts receivable	48	(2,352)
Inventories and other current assets	(838)	7,977
Accounts payable and other current liabilities	(5,177)	7,091
Accounts receivable/payable to related parties	2,689	(15,790)
Non-current assets and liabilities, net	109	(632)
Net cash provided by operating activities	26,205	23,656
Cash flows from investing activities
Asset acquisitions, net of assumed asset retirement obligation liabilities	—	(72,376)
Purchases of property, plant and equipment	(1,181)	(3,253)
Proceeds from sales of property, plant and equipment	12	91
Purchases of intangible assets	—	(144,219)
Distributions from equity method investments	804	660
Equity method investment contributions	(3,401)	—
Net cash (used in) provided by financing activities	(3,766)	(219,097)
Cash flows from financing activities
Proceeds from issuance of additional units to maintain 2% General Partner interest	2	13
Distributions to general partner	(7,179)	(5,100)
Distributions to common unitholders - public	(7,352)	(6,590)
Distributions to common unitholders - Delek Holdings	(12,388)	(11,088)
Distributions to Delek Holdings unitholders and general partner related to Big Spring Logistic Assets Acquisition	—	(98,798)
Proceeds from revolving credit facility	119,000	409,200
Payments of revolving credit facility	(114,500)	(94,400)
Reimbursement of capital expenditures by Delek Holdings	812	2,316
Net cash (used in) provided by financing activities	(21,605)	195,553
Net increase in cash and cash equivalents	834	112
Cash and cash equivalents at the beginning of the period	4,522	4,675
Cash and cash equivalents at the end of the period	$5,356	$4,787
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$5,997	$3,009
Income taxes	$58	$—
Non-cash investing activities:
Decrease in accrued capital expenditures	$(276)	$(1,004)
Non-cash financing activities:
Non-cash lease liability arising from recognition of right of use assets upon adoption of ASU 2016-02	$20,202	$—

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Delek Logistics Partners, LP
Reconciliation of Amounts Reported Under U.S. GAAP
(In thousands)
	Three Months Ended March 31,
	2019	2018
Reconciliation of net income to EBITDA:
Net income	$19,696	$19,995
Add:
Income tax expense	65	78
Depreciation and amortization	6,574	6,000
Amortization of customer contract intangible assets	1,803	601
Interest expense, net	11,301	8,062
EBITDA	$39,439	$34,736

Reconciliation of net cash from operating activities to distributable cash flow:
Net cash provided by operating activities	$26,205	$23,656
Changes in assets and liabilities	3,169	3,706
Non-cash lease expense	(1,016)	$—
Distributions from equity method investments in investing activities	804	660
Maintenance and regulatory capital expenditures	(818)	(324)
Reimbursement from Delek Holdings for capital expenditures	714	391
Accretion of asset retirement obligations	(99)	(78)
Loss on asset disposals	(2)	(60)
Distributable Cash Flow	$28,957	$27,951

Delek Logistics Partners, LP
Distributable Coverage Ratio Calculation
(In thousands)
	Three Months Ended March 31,
Distributions to partners of Delek Logistics, LP	2019	2018
Limited partners' distribution on common units	$20,014	$18,287
General partner's distributions	408	373
General partner's incentive distribution rights	7,016	5,337
Total distributions to be paid	$27,438	$23,997

Distributable cash flow	$28,957	$27,951
Distributable cash flow coverage ratio (1)	1.06x	1.16x
(1) Distributable cash flow coverage ratio is calculated by dividing distributable cash flow by distributions to be paid in each respective period.

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Delek Logistics Partners, LP
Segment Data (unaudited)
(In thousands)
	Three Months Ended March 31,
	2019	2018
Pipelines and Transportation
Net revenues:
Affiliate	$36,659	$29,462
Third party	3,974	4,251
Total pipelines and transportation	40,633	33,713
Cost of sales:
Cost of materials and other	5,567	4,441
Operating expenses (excluding depreciation and amortization)	10,834	9,622
Segment contribution margin	$24,232	$19,650
Total Assets	$401,833	$417,781

Wholesale Marketing and Terminalling
Net revenues:
Affiliates (1)	$26,306	$32,182
Third party	85,544	102,026
Total wholesale marketing and terminalling	111,850	134,208
Cost of sales:
Cost of materials and other	90,698	114,591
Operating expenses (excluding depreciation and amortization)	5,224	2,955
Segment contribution margin	$15,928	$16,662
Total Assets	$238,375	$248,165

Consolidated
Net revenues:
Affiliates	$62,965	$61,644
Third party	89,518	106,277
Total consolidated	152,483	167,921
Cost of sales:
Cost of materials and other	96,265	119,032
Operating expenses (excluding depreciation and amortization presented below)	16,058	12,577
Contribution margin	40,160	36,312
General and administrative expenses	4,473	2,975
Depreciation and amortization	6,574	6,000
Loss (gain) on asset disposals	2	60
Operating income	$29,111	$27,277
Total Assets	$640,208	$665,946
(1) Affiliate revenue for the wholesale marketing and terminalling segment is presented net of amortization expense pertaining to the marketing contract intangible we acquired in connection with the Big Spring acquisition.

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Delek Logistics Partners, LP
Segment Capital Spending
(In thousands)
	Three Months Ended March 31,
Pipelines and Transportation	2019	2018
Maintenance capital spending	$410	$517
Discretionary capital spending	14	891
Segment capital spending	$424	$1,408
Wholesale Marketing and Terminalling
Maintenance capital spending	$107	$202
Discretionary capital spending	373	587
Segment capital spending	$480	$789
Consolidated
Maintenance capital spending	$517	$719
Discretionary capital spending	387	1,478
Total capital spending	$904	$2,197

Delek Logistics Partners, LP
Segment Data (Unaudited)
	Three Months Ended March 31,
	2019	2018
Pipelines and Transportation Segment:
Throughputs (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	28,683	54,728
Refined products pipelines to Enterprise Systems	23,092	49,754
SALA Gathering System	16,998	16,672
East Texas Crude Logistics System	18,113	18,062

Wholesale Marketing and Terminalling Segment:
East Texas - Tyler Refinery sales volumes (average bpd) (1)	68,577	73,244
Big Spring marketing throughputs (average bpd) (2)	87,741	75,139
West Texas marketing throughputs (average bpd)	13,314	15,942
West Texas gross margin per barrel	$3.56	$5.16
Terminalling throughputs (average bpd) (3)	152,469	143,476
(1) Excludes jet fuel and petroleum coke.
(2) Throughputs for the three months ended March 31, 2018 are for the 31 days we marketed certain finished products produced at or sold from the Big Spring Refinery following the execution of the Big Spring Marketing Agreement, effective March 31, 2018.
(3) Consists of terminalling throughputs at our Tyler, Big Spring, Big Sandy and Mount Pleasant, Texas, our El Dorado and North Little Rock, Arkansas and our Memphis and Nashville, Tennessee terminals. Throughputs for the Big Spring terminal for three months ended March 31, 2018 are for the 31 days we operated the terminal following its acquisition effective March 1, 2018. Barrels per day are calculated for only the days we operated each terminal. Total throughput for the three months ended March 31, 2018 was 11.3 million barrels, which averaged 125,639 bpd for the period.

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Reconciliation of Forecast Incremental U.S. GAAP Net Income (Loss) to Forecast Incremental EBITDA for Paline Pipeline Tariff Increase

($ in millions)	Annual	Monthly

Forecasted Incremental Net Income	$10.8	$0.9
Add Forecasted Incremental Amounts for:
Interest Expense, net	—	—
Depreciation and amortization	—	—
Forecasted Incremental EBITDA	$10.8	$0.9

Investor / Media Relations Contact:
Keith Johnson
Vice President of Investor Relations
615-435-1366

Media/Public Affairs Contact:
Michael P. Ralsky
Vice President - Government Affairs, Public Affairs & Communications
615-435-1407

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